EXHIBIT 99.1

March 16, 2009

TO OUR SHAREHOLDERS:

During this very difficult time, your Company has been taking dramatic measures to cut costs including, but not limited to: layoffs, early retirements, a 10% pay cut for all salaried employees and a freeze on 401(k) matching contributions. Other cuts are being done in all departments. Your Board has also voted to forego their own compensation.

Another area being considered by the Board is delisting from Nasdaq and moving back to the Pink Sheets. Last year, this would have amounted to a savings of approximately $200,000 annually (or $.0337 per share). This year, an additional $50,000 charge has been added which would now result in a savings of $250,000 (or $.0422 per share). A recent study led by a University of Chicago professor concluded that when companies delist, the stock usually takes a drop in price. Management can take some steps to ameliorate this, but not totally offset it.

Sarbanes Oxley (SOX) is very costly to small cap companies, requiring both internal controls and outside accounting and attorney fees to assure compliance. Your Company’s subsidiary, Paulson Investment Company (a broker/dealer), has additional audit costs which, of course, will be maintained. We ask for your input as to the possibility of delisting from Nasdaq and moving quotations to the Pink Sheets. If your Board decides to take this action, it intends to publicly announce the decision prior to doing so.

We are also asking you to read and forward the enclosed letter to your Congressman, Senators, President Obama, other small cap investors and entrepreneurs. With additional regulations on the horizon, they must consider the cost to small business of these onerous provisions. An easy way to find the appropriate contact information is to access www.congress.org and key in your zip code. We hope you can aid us in making these points.

Thank you for your continued support.

Sincerely,

/s/ Chester L. F. Paulson
Chairman

Dear Congressman/Senator/President Obama,

I am writing you in regard to a matter of utmost concern that has been having a serious negative impact on our Nation’s economy. The requirements of the Sarbanes Oxley Act have resulted in significantly increased reporting costs which are particularly burdensome to Small Cap companies. These compliance costs are growing over time, and have saddled smaller firms with disproportionate costs which penalize smaller companies more than larger corporations. The net effect of this disproportionate regulatory weight is to slow, and even prevent, the capitalization growth and eventual success of countless small businesses throughout America.

In addition, within the Small Cap population of companies, there is neither the history - nor the potential - for the kind and extent of corporate abuses which SOX originally was devised to prevent. The vast majority of small firms are managed by honest, hard working and modestly compensated people who typically dedicate their lives to the kinds of innovation and creativity which have made our country the single greatest economic success in human history. Now, more than ever, we most need to support the small companies led by entrepreneurs who are totally committed to bringing to market the new technologies, products and services which will allow the United States to continue to be the world’s economic leader in the 21st Century. With the unprecedented challenges now facing our country (and the world) as to the Environment, Energy, Health Care and Economics (Equities Markets, Banking and Employment), our capitalist system needs a robust, flourishing base of Small Cap companies and the economic value and innovation that only they can create.

I urge you to take all immediate steps necessary to relax SOX requirements as to Small Cap companies and create a more flexible version of government and reporting regulations that better match compliance costs with firm size and external financing needs. This will cost the government next to nothing, and yet will reap huge economic progress for all citizens. Nine out of ten new businesses fail, usually because they are undercapitalized. These fragile, small concerns have it hard enough already. They need to be cut some slack. You can make this happen. Small Cap companies are, and always have been, the large, successful corporations of tomorrow. We need your help to make sure this continues to be true. We need action now.

Thank you in advance for your consideration and efforts.

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